Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

June 3, 2022

Tellurian Inc.

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as special legal counsel to Tellurian Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $500,000,000 in aggregate principal amount of the Company’s 6.00% Senior Secured Convertible Notes due 2025 (the “Notes”), which were sold pursuant to the Securities Purchase Agreement, dated June 1, 2022 (the “Purchase Agreement”), among the Company and certain initial holders of the Notes.

The Notes have been offered for sale pursuant to a prospectus supplement, dated June 1, 2022, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on June 1, 2022, to the prospectus, dated April 28, 2020 (as amended and supplemented by the prospectus supplement, the “Prospectus”), that constitutes a part of the Company’s Registration Statement on Form S-3 (Registration No. 333-235793), filed with the Commission on January 3, 2020, as amended by a post-effective amendment filed with the Commission on April 28, 2020 (together, the “Registration Statement”), which Registration Statement became effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes have been issued pursuant to an Indenture, dated the date hereof (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated the date hereof (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), and, in the case of the First Supplemental Indenture, Tech Opportunities LLC, as collateral agent (the “Collateral Agent”).

In rendering this opinion letter, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company’s corporate records, the Registration Statement, the Prospectus, the Indenture and such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

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Tellurian Inc. June 3, 2022 Page 2

As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement, (vii) the Securities Purchase Agreement has been duly authorized and validly executed and delivered by the parties thereto, (viii) the Indenture was duly authorized, executed and delivered by the parties thereto and (ix) the Trustee and the Collateral Agent are qualified to act in their respective capacities under the Indenture.

Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Notes, when authenticated by the Trustee in the manner provided in the Indenture and issued and delivered against payment of the purchase price therefor, will be binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York. In addition, we express no opinion with respect to (x) the enforceability of provisions in the Indenture or any other agreement or instrument with respect to delay or omission of enforcement of rights or remedies, or waivers of defenses, or waivers of benefits of stay, extension, moratorium, redemption, statutes of limitation or other nonwaivable benefits bestowed by operation of law; or (y) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

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This opinion letter is limited in all respects to the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction. Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of the State of Delaware, we have relied upon the opinion letter, dated the date hereof, of Davis Graham & Stubbs LLP, which opinion letter is being filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K to be filed on the date hereof.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by our opinion or for any other reason.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP